Exhibit VII





                           CERTIFICATE OF DESIGNATION

                                       OF

                              PERPETUAL CONVERTIBLE
                            PREFERRED STOCK, SERIES C

                                       OF

                              UNITED RENTALS, INC.


                         ------------------------------

                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware


                         -----------------------------


            United Rentals, Inc., a Delaware corporation (the "Company"), certifies that pursuant to the authority contained in its Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company at a meeting duly called and held on September 28, 2001, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:

            RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby designate, create, authorize and provide for the issue of a series of preferred stock having a par value of $.01 per share, with a liquidation preference of $1,000 per share (the "Liquidation Preference"), which shall be designated as Series C Perpetual Convertible Preferred Stock (the "Preferred Stock"), consisting of 300,000 shares having the following voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions:

            1. Ranking. The Preferred Stock shall, with respect to distributions
               -------
upon the liquidation, winding-up and dissolution of the Company, rank
(i) senior to all classes of Common Stock of the Company and to each other class of capital stock or series of preferred stock established after December 21,1998, by the Board of Directors, the terms of which do not expressly provide that it ranks senior to or on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to with the Common Stock of the Company as "Junior Securities"); (ii) on a parity with any additional shares of Preferred Stock issued by the Company in the future and any other class of capital stock or series of preferred stock issued by the Company established after December 21, 1998, by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Preferred Stock as to dividend distributions and distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Parity Securities"); and (iii) junior to each class of capital stock or series of preferred stock issued by the Company established after December 21, 1998, by the Board of Directors, the terms of which expressly provide that such class or series will rank senior to the Preferred Stock as to dividend distributions and/or distributions upon the liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Securities"). Notwithstanding the foregoing, a security shall not be deemed to be a "Senior Security" solely because such security has a stated dividend or interest coupon.


            2. Participating Dividends. In the event that the Company declares
               -----------------------
or pays any dividends or other distributions upon the Common Stock, (whether payable in cash, securities or other property) other than (i) dividends and distributions referred to in paragraph 3(vi), (ii) rights, options or warrants referred to in paragraph 3(viii) and (iii) tender or exchange offers referred to in paragraph 3(x), the Company shall also declare and pay to the holders of the Preferred Stock at the same time that it declares and pays such dividends or other distributions to the holders of the Common Stock (and with the same record date), the dividends or distributions which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Preferred Stock had all of the outstanding Preferred Stock been converted immediately prior to the record date for such dividend or distribution, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are determined.


            Dividends in the event of a Non-Approved Change in Control.
            ----------------------------------------------------------

            Certain Definitions.

            "Non-Approved Change in Control" means the occurrence of the following events: (a) any "person" or "group" (as such terms are used in Sections

13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting capital stock of the Company (a "50% Condition"); and (b) as of the time of occurrence of such 50% Condition, (i) no Pre-Change in Control Grant
                               -------------
Date shall have occurred and (ii) the Company and the Board (which term shall include any committee of the Board) shall have disapproved (and recommended against, if applicable) such person or group becoming such a beneficial owner of more than 50% of the total voting capital stock of the Company; provided,
                                                                       --------
however,  that if the Company or the Board shall have, without the prior written
-------
consent of the holders of a majority of the shares of Preferred Stock then outstanding (a "Majority of the Holders"), (1) failed to maintain in force and effect at all times, without lapse, the Rights Agreement and the Rights, with only such amendments or modifications thereto as shall be approved by a Majority of the Holders, or (2) amended the Rights Agreement in any manner that reduces the rights it affords to the Company's shareholders or reduces the exercise price of Rights under the Rights Agreement, or (3) waived any provision of the Rights or the Rights Agreement with respect to any person or group that is or becomes the person or group described in clause (a), exempted any person or group that is or becomes the person or group described in clause (a) in whole or in part from the operation or effect of the Rights or the Rights Agreement, or exempted any person or group that is or becomes the person or group described in clause (a) from the applicability of Section 203 of the Delaware General Corporation Law or any successor provision, or entered into any agreement, arrangement or understanding with respect to any of the foregoing, or (4) facilitated or suffered to exist any mitigation or circumvention of the intended effects of the Rights or the Rights Agreement, or (5) failed, within 20 days after receipt of a written request therefor by a Majority of the Holders, to increase the exercise price of Rights under the Rights Agreement to the extent necessary so that immediately after such increase the ratio of such exercise price to the average of the closing prices of the Common Stock, as reported by the principal securities exchange upon which the Common Stock is listed, for the 30 trading days immediately preceding the date of such request is not less than three-to-one, then the occurrence of a 50% Condition shall be deemed to constitute a Change in Control unless a Pre-Change in Control Grant Date shall have occurred.

            The "Pre-Change in Control Grant Date" shall be the date, if any, before the occurrence of a 50% Condition, on which the Company grants to all holders of shares of Preferred Stock and the "Series D Preferred the immediately exercisable right to require the Company to redeem their shares of Preferred Stock and Series D Preferred at the price and terms which would then apply in respect of a Change in Control; provided, however, that the holders of shares of
                           --------   -------
Preferred Stock and Series D Preferred may exercise such rights at any time during the five-Business-Day period following the occurrence of the 50% Condition; and provided, further, that the holders shall have received an
                 --------   -------
opinion of counsel to the Company that such right to require the Company to redeem their shares is a valid and enforceable obligation of the Company and is not limited by any law or other obligation to which the Company is subject.

            "Start Date" means the date and time upon which a Non-Approved Change in Control shall have occurred, provided that unless and until Bradley S.
                                       --------
Jacobs shall have sold, transferred or otherwise disposed of more than 6 million shares of Common Stock after September 24, 2001, no Start Date shall be deemed to have occurred unless a 50% Condition shall have occurred without taking into account for the purposes of such defined term any shares of Common Stock beneficially owned by Apollo Investment Fund IV, L.P., or Apollo Overseas Partners IV, L.P. or their respective successors.

            "Determination Date" means each March 15, June 15, September 15 and December 15 (unless such day is not a Business Day, in which event the Determination Date shall mean the first succeeding Business Day), commencing on the first Determination Date succeeding the Start Date.

            If any shares of Preferred Stock are outstanding as of the close of business on the day in which the Start Date occurs, then the holders shall be entitled, if, as and when unanimously declared by all directors of the Company then in office, to a per share cumulative cash dividend in an amount equal to 10% per annum of the Liquidation Preference, accruing daily commencing from the Start Date, computed on the basis of a 365-day year, compounded annually. If, on or prior to any Determination Date, the Company shall not have declared and paid to a holder of Preferred Stock the full cumulative cash dividends accruing as aforesaid for such shares for the quarterly (or other, as the case may be) period ending on such Determination Date (a "Missed Payment"), each Missed Payment shall be added to the Liquidation Preference until paid in full in cash in accordance with Section 4.

            From and after the date of any one or more Missed Payments, the holders shall additionally be entitled, if, as and when unanimously declared by all directors then in office, to a penalty dividend at a rate of 8% per annum of the Liquidation Preference, accruing daily commencing from the date of such Missed Payment, computed on the basis of a 365-day year, compounded annually, until all Missed Payments are paid in cash in full (the "Penalty Dividend"). Each Penalty

Dividend not declared and paid in cash when due will be added to the Liquidation Preference until paid in full in cash in accordance with Section 4.

            Whenever quarterly dividends payable on shares of Preferred Stock are in arrears (or any Penalty Dividend is owed), thereafter and until all accrued and unpaid dividends (including Penalty Dividends), whether or not declared, on the outstanding shares of Preferred Stock shall have been paid in full, or whenever the Company shall not have redeemed shares of Preferred Stock at a time required by this Certificate of Designations, thereafter and until all redemption obligations which have come due shall have been satisfied, the Company shall not: (i) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Preferred Stock; (ii) declare or pay dividends, or make any other distributions, on any shares of capital stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Preferred Stock, except dividends paid ratably on the Preferred Stock and all capital stock ranking on a parity with the Preferred Stock and on which dividends are payable or in arrears, in proportion to the total amounts to which the holders of all such shares are then entitled; or (iii) redeem or purchase or otherwise acquire for consideration any shares of capital stock ranking (either as to dividends or upon liquidation, dissolution or winding up) junior to, or on a parity with the Preferred Stock. The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of capital stock of the Company unless the Company could, pursuant to this paragraph, purchase such shares at such time and in such manner.

            The dividends that would be due as a result of a Start Date under this Section 2 (for clarity, that refers to the 10% dividends accruing from the Start Date and any Penalty Dividends) shall cease to accrue from and after the Repurchase Grant Date (as hereinafter defined). The "Repurchase Grant Date" shall be the earliest date, if any, on which the Company by, unanimous approval of all directors then in office, grants to all holders of shares of Preferred Stock the right to require the Company to redeem their shares of Preferred Stock at the price and terms which would then apply in respect of a Change in Control; provided, however, that the holders of shares of Preferred Stock may exercise
--------   -------
such rights at any time during the two-year period following the Repurchase Grant Date , and (for the avoidance of doubt and without duplication) the repurchase price shall be increased by the dividends (including any Penalty Dividends owed) which shall have accrued from the Start Date through and including the Repurchase Grant Date, whether or not declared; and provided,
                                                                       --------
further,  that the  holders  shall  have  received  an opinion of counsel to the
-------
Company that such right to require the Company to redeem their shares is a valid and enforceable obligation of the Company and is not limited by any law or other obligation to which the Company is subject.

3.    Conversion Rights.
      -----------------


            (a) A holder of shares of Preferred Stock may convert such shares into Common Stock at any time, unless previously redeemed, at the option of the holder thereof. For the purposes of conversion, each share of Preferred Stock shall be valued at the Liquidation Preference, which shall be divided by the Conversion Price in effect on the Conversion Date to determine the number of shares issuable upon conversion. Immediately following such conversion, the rights of the holders of converted Preferred Stock shall cease and the persons entitled to receive the Common Stock upon the conversion of Preferred Stock shall be treated for all purposes as having become the owners of such Common Stock.


            (b) To convert Preferred Stock, a holder must (A) surrender the certificate or certificates evidencing the shares of Preferred Stock to be converted, duly endorsed in a form satisfactory to the Company, at the office of the Company or Transfer Agent for the Preferred Stock, (B) notify the Company at such office that he elects to convert Preferred Stock and the number of shares he wishes to convert, (C) state in writing the name or names in which he wishes the certificate or certificates for shares of Common Stock to be issued, and (D) pay any transfer or similar tax if required by clause (iv) below. In the event that a holder fails to notify the Company of the number of shares of Preferred Stock which he wishes to convert, he shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion. The date on which the holder satisfies all those requirements is the "Conversion Date." As soon as practical, the Company shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and a new certificate representing the unconverted portion, if any, of the shares of Preferred Stock represented by the certificate or certificates surrendered for conversion. The person in whose name the Common Stock certificate is registered shall be treated as the stockholder of record on and after the Conversion Date. No payment or adjustment will be made for accrued and unpaid dividends on converted shares of Preferred Stock or for dividends on any Common Stock issued upon such conversion. The holder of record of a share of Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Preferred Stock in accordance with paragraph 2 hereof will be entitled to receive such dividends with respect to such share of Preferred Stock on the corresponding dividend payment date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. If a holder of Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preferences of all shares of Preferred Stock converted.


            (c) The Company shall not issue any fractional shares of Common Stock upon conversion of Preferred Stock. Instead the Company shall pay a cash adjustment based upon the closing price of the Common Stock on the principal securities exchange on which the Common Stock is then listed on the Business Day prior to the Conversion Date.


            (d) If a holder converts shares of Preferred Stock, the Company shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder's name.


            (e) The Company has reserved and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury enough shares of Common Stock to permit the conversion of the Preferred Stock in full. All shares of Common Stock that may be issued upon conversion of Preferred Stock shall be fully paid and nonassessable. The Company shall endeavor to comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Preferred Stock and shall endeavor to list such shares on each national securities exchange or automated quotation system on which the Common Stock is listed.


            (f) In case the Company shall pay or make a dividend or other distribution on any class of capital stock of the Company in Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such dividends and distributions. For the purposes of this paragraph 3(vi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.


            (g) In case any person other than the Company or a subsidiary of the Company, purchases in a tender offer not opposed by the Company more than 20% but less than 50% of the Company's outstanding Common Stock, and such tender offer price is less than the Conversion Price in effect at the opening of business on the day the tender offer is concluded, then the Conversion Price shall be adjusted by multiplying it by a fraction, the numerator of which shall be one and the denominator of which shall be 1.0625 to the power of x, where x is the number of years (expressed to the nearest one hundredth) which have passed since the issuance of the Company's Perpetual Convertible Preferred Stock, Series A, but x shall not be greater than five.


            (h) In case the Company shall issue rights, options or warrants to all holders of its Common Stock entitling them (for a period not exceeding 45 days) to subscribe for, purchase or acquire shares of Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date fixed for the determination of stockholders entitled to receive such rights, options or warrants, the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at such current market price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination of the holders entitled to such rights, options or warrants. However, upon the expiration of any right, option or warrant to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this paragraph 3(viii), if any such right, option or warrant shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this paragraph 3 after the issuance of such rights, options or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, options or warrants been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, options or warrants. No further adjustment shall be made upon exercise of any right, option or warrant if any adjustment shall be made upon the issuance of such security. For purposes of this paragraph 3(viii), the current market price per share of Common Stock on any day shall be deemed to be the average of the closing prices of the Common Stock for the 20 consecutive Trading Days ending the day before the day in question. For the purposes of this paragraph 3(viii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not issue any rights, options or warrants in respect of shares of Common Stock held in the treasury of the Company.


            (i) In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be reduced, and, conversely, in case the outstanding shares of Common Stock shall each be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be increased to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, as the case may be, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination, as the case may be. Such reduction or increase, as the case may be, shall become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.


            (j) In case a tender or exchange offer made by the Company or any subsidiary of the Company for all or any portion of the Common Stock shall expire and such tender or exchange offer shall involve the payment by the Company or such subsidiary of consideration per share of Common Stock having a fair market value (as determined by the Board of Directors or, to the extent permitted by applicable law, a duly authorized committee thereof, whose determination shall be conclusive and described in a resolution of the Board of Directors or such duly authorized committee thereof, as the case may be) at the last time (the "Expiration Time") tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time, the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which the numerator shall be the number of shares of Common Stock outstanding (including any tendered or exchanged shares) on the Expiration Time multiplied by the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time and the denominator shall be the sum of (x) the fair market value (determined as aforesaid) of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time (the shares deemed so accepted, up to any such maximum, being referred to as the "Purchased Shares") and (y) the product of the number of shares of Common Stock outstanding (less any Purchased Shares) on the Expiration Time and the current market price per share of the Common Stock on the Trading Day next succeeding the Expiration Time, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. For purposes of this paragraph 3(x), the current market price per share of Common Stock on any day shall be deemed to be the average of the closing prices of the Common Stock for the 20 consecutive Trading Days ending the day before the day in question. For the purposes of this paragraph 3(x), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company.


            (k) In case the Company shall issue to one or more Affiliates (other than (a) persons or entities who become Affiliates only as a result of such issuance, (b) directors, officers or employees of the Company under bona fide compensation or benefit arrangements or (c) upon the exercise of options or warrants or the conversion of convertible securities, issued for fair value at the time of any such issuance of options, warrants or convertible securities) Common Stock at a price per share less than the current market price per share (determined as provided below) of the Common Stock on the date of such issuance (the "Issue Date"), the Conversion Price in effect at the opening of business on the day following the Issue Date shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the Issue Date plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common

Stock so issued would purchase at such current market price and the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the Issue Date plus the number of shares of Common Stock so issued, such reduction to become effective immediately after the opening of business on the day following the Issue Date. For purposes of this paragraph 3(xi), the current market price per share of Common Stock on any day shall be deemed to be the average of the closing prices of the Common Stock for the 20 consecutive Trading Days ending the day before the day in question. For the purposes of this paragraph 3(xi), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company. The Company will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company.


            (l) The reclassification or change of Common Stock into securities, including securities other than Common Stock (other than any reclassification upon a consolidation or merger to which paragraph 3(xix) below shall apply) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock, and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of Common Shares outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be "the day upon which such subdivision becomes effective" or "the day upon which such combination becomes effective," as the case may be, and "the day upon which such subdivision or combination becomes effective" within the meaning of paragraph 3(ix) above).


            (m) No adjustment in the Conversion Price need be made until all cumulative adjustments amount to 1% or more of the Conversion Price as last adjusted. Any adjustments that are not made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this paragraph 3 shall be made to the nearest 1/10,000th of a cent or to the nearest 1/10,000th of a share, as the case may be.


            (n) For purposes of this paragraph 3, "Common Stock" includes any stock of any class of the Company which has no preference in respect of dividends or of amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which is not subject to redemption by the Company. However, subject to the provisions of paragraph 3(xix) below, shares issuable on conversion of shares of Preferred Stock shall include only shares of the class designated as Common Stock of the Company on the Preferred Stock Issue Date or shares of any class or classes resulting from any reclassification thereof and which have no preferences in respect of dividends or amounts payable in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company and which are not subject to redemption by the Company; provided that, if at any time there shall be more than one such resulting class, the shares of each such class then so issuable shall be substantially in the proportion which the total number of shares of such class resulting from all such reclassifications bears to the total number of shares of all such classes resulting from all such reclassifications.


            (o) No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.


            (p) Whenever the Conversion Price is adjusted, the Company shall promptly mail to holders of Preferred Stock, first class, postage prepaid, a notice of the adjustment. The Company shall file with the Transfer Agent for the Preferred Stock, if any, a certificate from the Company's chief financial officer briefly stating the facts requiring the adjustment and the manner of computing it. In the event of any dispute thereon, the opinion of the Company's independent public accountants, if accepted by the Board of Directors of the Company, shall be conclusive and binding on the holders of the Preferred Stock absent manifest error.


            (q) The Company from time to time may reduce the Conversion Price if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount.


            (r)   If:


                        (A) the Company takes any action which would require an adjustment in the Conversion Price pursuant to paragraph 3(x) above;

                        (B)   the  Company   consolidates  or  merges
with, or transfers all or substantially all of its assets to, another corporation, and stockholders of the Company must approve the transaction; or

                        (C)   there is a dissolution  or  liquidation
of the Company;

the Company shall mail to holders of the Preferred Stock, first class, postage prepaid, a notice stating the proposed record or effective date, as the case may be. The Company shall mail the notice at least 10 days before such date. However, failure to mail the notice or any defect in it shall not affect the validity of any transaction referred to in clause (A), (B) or (C) of this paragraph 3(xviii).

            (s) In the case of any consolidation of the Company or the merger of the Company with or into any other entity or the sale or transfer of all or substantially all the assets of the Company pursuant to which the Company's Common Stock is converted into other securities, cash or assets, then, except with respect to shares the Company shall become obligated to purchase upon due acceptance of an offer made by the Company pursuant to paragraph 5(i) or unless the Preferred Stock shall be automatically converted into Common Stock pursuant to paragraph 5(i), upon consummation of such transaction, each share of Preferred Stock shall automatically become convertible into the kind and amount of securities, cash or other assets receivable upon the consolidation, merger, sale or transfer by a holder of the number of shares of Common Stock into which such share of Preferred Stock might have been converted immediately prior to such consolidation, merger, transfer or sale (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount of consideration receivable per share by a plurality of non-electing shares). Appropriate adjustment (as determined by the Board of Directors of the Company) shall be made in the application of the provisions herein set forth with respect to the rights and interests thereafter of the holders of Preferred Stock, to the end that the provisions set forth herein (including provisions with respect to changes in and other adjustment of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other securities or property thereafter deliverable upon the conversion of Preferred Stock. If this paragraph 3(xix) applies, paragraphs 3(vi), 3(ix) and 3(xii) do not apply.


            (t) In any case in which this paragraph 3 shall require that an adjustment as a result of any event becomes effective from and after a record date, the Company may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the

Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Company, the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized, provided that such rescission is permitted by and effective under applicable laws.


            (u) No adjustment to the Conversion Price shall be made as a result of the issuance by the Company of the rights (the "Rights") to acquire Series E Junior Participating Preferred Stock of the Company to be issued pursuant to the Rights Agreement, dated as of September 28, 2001, between the Company and American Stock Transfer & Trust Co. (the "Rights Agreement") to holders of Common Stock and Preferred Stock. Any such adjustment to the Conversion Price, if applicable, will be made only upon the Rights becoming exercisable.


            4. Liquidation Preference. Upon any voluntary or involuntary
               ----------------------
liquidation, dissolution or winding-up of the Company or reduction or decrease in its capital stock resulting in a distribution of assets to the holders of any class or series of the Company's capital stock, each holder of shares of the Preferred Stock will be entitled to payment out of the assets of the Company available for distribution of an amount equal to the Liquidation Preference per share of Preferred Stock held by such holder, plus accrued and unpaid dividends thereon, whether or not declared (including Penalty Dividends), if any, to the date fixed for liquidation, dissolution, winding-up or reduction or decrease in capital stock, plus if a Start Date shall have occurred, an additional amount equal to 6.25% of the Liquidation Preference, compounded annually from the date of issuance of the Company's Perpetual Convertible Preferred Stock, Series A up to (and ending on) the Start Date, before any distribution is made on any Junior Securities, including, without limitation, Common Stock of the Company. After payment in full of the Liquidation Preference and all other amounts aforesaid to which holders of Preferred Stock are entitled in preference to holders of Common Stock, such holders will not be entitled to any further participation in any distribution of assets of the Company; provided, however, that, if a
                                       --------  -------
Non-Approved Change in Control shall have occurred, after payment in full of the Liquidation Preference and all other amounts aforesaid to which holders of Preferred Stock and Series D Preferred are entitled in preference to holders of Common Stock, such holders will be entitled to participate with the holders of Common Stock on an as-converted basis in any distribution of assets of the Company, but only after the holders of Common Stock have received a distribution per share equal to the distribution per as-converted share that the holders of Preferred Stock and the Series D Preferred received as payment in full of such Liquidation Preference and all other amounts aforesaid. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Preferred Stock and all other Parity Securities are not paid in full, the holders of the Preferred Stock and the Parity Securities will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends, if any, and other amounts payable in such event, to which each is entitled. However, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with or into one or more Persons will be deemed to be a voluntary or involuntary liquidation, dissolution or winding-up of the Company or reduction or decrease in capital stock, unless such sale, conveyance, exchange or transfer shall be in connection with a liquidation, dissolution or winding-up of the business of the Company or reduction or decrease in capital stock.


Redemptions.
-----------


            (a) If a Change in Control has occurred or the Company enters into a binding agreement to effect a Change in Control, the Company shall give prompt written notice of such Change in Control describing in reasonable detail the material terms and date or anticipated date of consummation thereof to each holder of Preferred Stock, and the Company shall give each holder of Preferred Stock prompt written notice of any material change in the terms or timing of such transaction. In respect of an actual or proposed Change in Control that is not an acquisition which is accounted for under the "pooling-of-interests" method of generally accepted accounting principles, the Company shall be obligated, by notice given at any time before the Change in Control or not more than 10 Business Days after the Change in Control, to offer to purchase within 10 Business Days after the Change in Control all of the then outstanding Preferred Stock tendered under this paragraph at a purchase price in cash per Share equal to the Liquidation Preference thereof plus an amount equal to 6.25% of the Liquidation Preference, compounded annually from the date of issuance of the Company's Perpetual Convertible Preferred Stock, Series A to the purchase date, plus all accrued and unpaid dividends (including Penalty Dividends), if any, thereon (whether or not declared) to the purchase date (the "Call Price"). The Company shall in its Change in Control offer afford to the Holders of Preferred Stock at least five Business Days after the mailing or delivery of the Change in Control offer in which to accept such offer by written notice to the Company; the failure by any Holder to accept such offer shall be deemed a rejection of such offer. Upon the occurrence of a Change in Control that is an acquisition which is accounted for as a "pooling-of-interests" method of accounting under generally accepted accounting principles, all of the outstanding Preferred Stock on the date of the Change in Control will be automatically converted into Common Stock having a market value equal to 109.5% of the Call Price, valued at the closing price of business on the Business Day prior to the date of the Change in Control. The Company shall not consummate any such transaction until the Common Stock to be issued to the Preferred Stockholders has been registered under the Securities Act of 1933, as amended (the "Securities Act"). Notwithstanding anything to the contrary herein, offers by the Company under this paragraph 5 shall comply with all procedural and other requirements of federal and state securities laws then in effect, but no such provisions shall negate the obligation of the Company to purchase Shares under this paragraph 5 which are validly tendered and not withdrawn at the price set forth herein.


                       "Change in Control" means the occurrence of any of the following events: (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting capital stock of the Company, and such event is not a Non-Approved Change in Control; or (b) the Company consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event in a transaction in which the outstanding voting capital stock of the Company is converted into or exchanged for cash, securities or other property, provided that following such transaction the holders of voting stock of the Company immediately prior to such transaction do not own more than 50% of the voting stock of the company surviving such transaction or to which such assets are transferred.

            (b) If, after 2-1/2 years following the date of issuance of the Company's Perpetual Convertible Preferred Stock, Series A of the Preferred Stock, the Company issues for cash common stock or a series of preferred stock convertible into Common Stock, in either a public offering (a "Public Offering") or a bona fide private financing (a "Private Offering"), for a price ("Sales Price") for the Common Stock (including any amount payable upon conversion of Preferred Stock) below the

Conversion Price (each such offering being referred to herein as a "Reduced Price Offering"), then the Company shall be obligated to make an offer ("Purchase Offer") to apply towards the purchase of Preferred Stock at the Call Price the Call Percentage (as hereinafter defined) of the amount by which the net cash proceeds from any such Reduced Price Offering and for all other Reduced Price Offerings consummated during the preceding 12 months (but excluding any Reduced Price Offerings prior to June 30, 2001) exceeds an aggregate of $50 million, less a credit for all amounts theretofore paid to the holders of the Preferred Stock and the Series D Preferred Stock for such purchases during such 12-month period. Net cash proceeds shall be computed after deducting all discounts, underwriters' commissions and other reasonable expenses. The Purchase Offer in respect of any Reduced Price Offering shall be made by notice from the Company given at any time no earlier than ten Business Days before the Company has received such proceeds and no later than 10 days after the receipt of the net cash proceeds which require the making of such offer. The Purchase Offer shall be an offer by the Company to purchase on a date no later than 10 Business Days after the receipt of the net cash proceeds which require the making of such offer Shares tendered by holders of Preferred Stock at a price equal to the Call Price. If Shares are validly tendered with an aggregate purchase price in excess of the amount of proceeds the Company is required to apply to such purchase, the Shares shall be purchased on a pro rata basis. Holders shall have no less than five Business Days from the date of receipt of the notice to accept such offer by notice to the Company; the failure to accept such offer shall be deemed a rejection thereof. Notwithstanding the foregoing, the issuance of shares to employees under bona fide customary compensation or benefit arrangements to directors, officers or employees of the Company shall not constitute a Reduced Price Offering.


          The term "Call Percentage" for any Reduced Price Offering (i) shall mean 40%, if the Series D Preferred Stock shall not be entitled to a portion of the cash proceeds of such Reduced Price Offering and (ii) for all other Reduced Price Offerings, shall be determined by reference to the following table, in which "Liquidation Amount" means the aggregate liquidation amount of all shares of Preferred Stock and Series D Preferred Stock then outstanding:

AGGREGATE LIQUIDATION AMOUNT                    CALL PERCENTAGE

up to and including $500 million                            40%
more than $500 to and including 550 million                 43
more than $550 to and including 600 million                 46
more than $600 to and including 650 million                 50
more than $650 to and including 700 million                 53
more than $700 to and including 750 million                 56
more than $750 million                                      60

Notwithstanding the foregoing, in the event that the Series D Preferred Stock shall also be entitled to a portion of the net cash proceeds of a Reduced Price Offering, then the net cash proceeds of such Reduced Price Offering shall be applied towards the purchase pro rata, based on their respective liquidation amounts, between the Preferred Stock and up to $500,000,000 liquidation amount of the Series D Preferred Stock, and no portion of such net cash proceeds shall be applied to Series D Preferred Stock in excess of such $500,000,000 liquidation amount.

          If the Company shall file a registration statement containing a preliminary prospectus under the Securities Act with respect to a Reduced Price Offering, then the Company shall not mail or deliver a Purchase Offer in respect thereof prior to the tenth Business Day next preceding the date (the "Filing Date") of such filing, and the closing price of the Common Stock on the third Business Day next preceding the Filing Date on the principal securities exchange on which the Common Stock is then listed shall be deemed to be the Sales Price for such Reduced Price Offering. In such event, notwithstanding the provisions of the prior paragraph, the Purchase Offer must be accepted by the holders of Preferred Stock no later than the second Business Day prior to the Filing Date, provided that Holders shall in all events have no less than three Business Days from the date of receipt of the notice to accept such offer.

5.    Voting Rights.
      -------------


            (a) The holders of Preferred Stock shall be entitled to notice of all stockholders meetings in accordance with the Company's bylaws and the Delaware General Corporation Law (the "DGCL"), and except as set forth in paragraph 6(ii) below and as otherwise required by applicable law, the holders of the Preferred Stock shall be entitled to vote on all matters submitted to the stockholders for a vote, voting together with the holders of the Common Stock as a single class, with each share of Common Stock entitled to one vote per share and each share of Preferred Stock entitled to one vote for each share of Common Stock issuable upon conversion of the Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote.

            (b) In the election of directors of the Company, the holders of the Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Company's capital stock and with each share of Preferred Stock entitled to one vote, shall be entitled to elect: (i) two directors to serve on the Company's Board of Directors until such directors' successors are duly elected by the holders of the Preferred Stock or such directors are removed from office, provided that on the record date for such vote Apollo Management IV, L.P., Apollo Investment Fund IV, L.P., Apollo Overseas Partners IV, L.P. or their respective Affiliates (collectively, "Apollo") hold the equivalent of at least 8 million shares of Common Stock which were issued, or are issuable, upon conversion of the Preferred Stock as presently constituted), and provided further that the initial two directors so elected shall be Leon Black and Michael Gross; or (ii) one director to serve on the Company's Board of Directors until such directors' successors are duly elected by the holders of the Preferred Stock or such directors are removed from office, provided that on the record date for such vote, Apollo holds the equivalent of at least 4 million shares of Common Stock but less than 8 million shares of Common Stock which were issued, or are issuable, upon conversion of the Preferred Stock as presently constituted. If on the record date relating to the election of directors, Apollo holds less than the equivalent of 4 million shares of Common Stock (including Common Stock and shares of Common Stock issuable upon conversion of the Preferred Stock as presently constituted), the holders of Preferred Stock shall be entitled to vote for the election of directors on the basis set forth in paragraph 6(i). A person may be a director nominee or a successor director nominee of the holders of Preferred Stock only if he or she is acceptable to the Company, provided, however, that Leon Black and Michael Gross shall always be deemed acceptable to the Company.


            (ii)(A) If there shall have been a Start Date, and as of the Start Date there are outstanding shares of Preferred Stock and Series D Preferred collectively having a Liquidation Preference of not less than $25 million, the Board of Directors shall automatically be increased by the Applicable Number (as hereinafter defined), and the holders of the Preferred Stock shall, automatically, and without any further action by the Board or any stockholder or stockholders of the Company, in addition to any other voting rights, have the right, voting separately as a class on a one vote per share basis (pro rated for fractional shares), in person, by proxy or by written consent in lieu of a meeting, to elect the Applicable Number of additional directors. Whenever such right of the holders of the Preferred Stock shall have vested, such right may be exercised initially either by written consent or at a special meeting of such holders or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at such annual meetings. The Company shall comply with Section 14(f) of the Securities and Exchange Act and Rule
14f-1 promulgated thereunder. The "Applicable Number" means at any time that number of directors, which when added to the number of directors, if any, that were elected by the holders of the Preferred Stock pursuant to Section 6(ii) and that are then in office, shall equal the minimum number that will constitute a majority of the entire Board after the Applicable Number of additional directors are appointed. Such additional directors (and any replacement or successor directors from time to time elected by the holders of the Preferred Stock) shall serve until the later of (i) the first to occur of (A) the Repurchase Grant Date, if any, and (B) the third anniversary of the Start Date, or (ii) the date on which the Company by unanimous approval of the Board has declared and paid in full all accrued dividends (including Penalty Dividends) on all shares of Preferred Stock and Series D Preferred.

                       The directors elected by the holders of the Preferred Stock shall be appointed to and shall constitute a majority of directors of each committee of the Board, and from and after the Start Date any action by any committee of the Board shall require therefor the affirmative vote of a majority of the members thereof, after giving effect to the appointments to be made pursuant to this sentence.

                       So long as the designees of the Preferred Stock are entitled to serve on the Board under this Section 6(ii)A, (i) the Company will not without the unanimous approval of each director then in office grant to any holder of Preferred Stock or Series D Preferred the right, directly or indirectly, to cause such holder's Preferred Stock or Series D Preferred, as applicable (or any stock for which such preferred stock is exchanged) to be redeemed, or to declare, or pay, or change the accrual rate of, any dividends (including Penalty Dividends) on any Preferred Stock or Series D Preferred, as applicable (or any stock for which such preferred stock is exchanged), (ii) the size of the Board shall be subject to increase or decrease only by approval of the Board and the holders of the Preferred Stock, and any action by the Board of Directors shall require therefor the affirmative vote of the Applicable Number of directors (irrespective of whether elected by the Preferred Stock or otherwise), (iii) directors elected by the holders of Preferred Stock may only be removed from office by the Preferred Stock, and (iv) the directors (other than directors elected pursuant to Section 6(ii)) who shall be in office at the time of the Non-Approved Change in Control (and their successors) shall act as a nominating committee with the exclusive authority to nominate their successors.

                       At any time when the right of the holders of the Preferred Stock to elect directors as provided in this paragraph shall have vested, and if such right shall not already have been initially exercised within 20 days of the Start

Date by the holders of the Preferred Stock, a proper officer of the Company may call a special meeting of such holders for the purpose of electing directors. Such meeting shall be held at the earliest practicable date upon the same form of notice as is required for annual meeting of stockholders of the Company at such suitable place in the City of New York as is designated by such officer.

                       At any meeting held for the purpose of electing directors at which holders of the Preferred Stock shall have the right, voting together as a class to elect directors as provided herein, the presence, in person or by proxy, of the holders of a majority of the aggregate number of shares of the Preferred Stock at the time outstanding shall be required and be sufficient to constitute a quorum of such class for the election of directors pursuant hereto. At any such meeting or adjournment thereof, in the absence of a quorum, a majority of the holders of the Preferred Stock, present in person or by proxy, shall have the power to adjourn the meeting for the election of directors whom they are entitled to elect, from time to time without notice other than announcement at the meeting or as otherwise required by law, until a quorum shall be present.

                       During any period when the holders of the Preferred Stock shall have the right to vote together as a class for directors as provided herein, the directors so elected by such holders shall continue in office until their successors shall have been elected by such holders or until termination of the rights of such holders to vote as a class for directors. Immediately upon termination of the right of holders of the Preferred Stock to vote as a class for directors as provided herein, (i) the term of office of the directors so elected shall terminate, and (ii) the number of directors shall be such number as may be provided for in the by-laws of the Company irrespective of any increase pursuant to the provisions of this paragraph.

                       Notwithstanding the foregoing, nothing herein or otherwise in the Company's Certificate of Incorporation or bylaws shall limit or prevent the right of the holders of the Preferred Stock from, to the fullest extent allowed by law, exercising the voting rights provided in this paragraph by written consent of a majority of the outstanding shares of the Preferred Stock.


            (c) The Company shall not, without the affirmative vote or consent of the holders of at least a majority of the shares of Preferred Stock then outstanding voting or consenting as the case may be, as one class:

                  (i) authorize, create (by way of reclassification or otherwise) or issue any Senior Securities or any obligation or security convertible or exchangeable into or evidencing the right to purchase, shares of any class or series of Senior Securities;


                  (ii) authorize, create (by way of reclassification or otherwise) or issue any class of capital stock or series of preferred stock, or any obligation or security convertible or exchangeable into or evidencing the right to purchase shares of any class of capital or series of preferred stock, that must be redeemed or may be redeemed at the option of the holder thereof, in whole or from time to time in part, prior to December 31, 2013;


                  (iii) amend or otherwise alter this Certificate of Designation or the Certificate of Incorporation in any manner that under the Delaware General Corporation Law requires the prior vote as a separate class of the holders of Preferred Stock;


                  (iv) take any action which detracts from the voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations, and restrictions of the Preferred Stock;


                  (v) authorize the issuance of any additional shares of the Series C Perpetual Convertible Preferred Stock;


                  (vi) waive compliance with any provision of this Certificate of Designation; or


                  (vii) declare, pay or make any Extraordinary
     Dividend.


            (d) Without the consent of each holder affected, an amendment or waiver of the Company's Certificate of Incorporation or of this Certificate of

Designation may not (with respect to any shares of Preferred Stock held by a non-consenting holder):


                  (i) alter the voting rights with respect to the Preferred Stock or reduce the number of shares of Preferred Stock whose holders must consent to an amendment, supplement or waiver;


                  (ii) reduce the Liquidation Preference or alter the provisions with respect to the redemption of the Preferred Stock;


                  (iii) alter in any manner the conversion rights of the holders of Preferred Stock set forth in paragraph 3 hereof;


                  (iv) reduce the rate of or change the time for payment of dividends on any share of Preferred Stock;


                  (v) waive the consequences of any failure to pay dividends on the Preferred Stock;


                  (vi) make any share of Preferred Stock payable in any form other than that stated in this Certificate of Designation;


                  (vii) make any change in the provisions of this Certificate of Designation relating to waivers of the rights of holders of Preferred Stock to receive the Liquidation Preference and dividends on the Preferred Stock;


                  (viii) waive a redemption payment with respect to any share of Preferred Stock; or


                  (ix) make any change in the foregoing amendment and waiver provisions.

              (e) The Company in its sole discretion may without the vote or consent of any holders of the Preferred Stock amend or supplement this Certificate of Designation:


                  (i) to cure any ambiguity, defect or inconsistency in any manner that does not adversely affect the holders of Preferred Stock;


                  (ii) to provide for uncertificated Preferred Stock in addition to or in place of certificated Preferred Stock; or


                  (iii) to make any change that would provide any additional rights or benefits to the holders of the Preferred Stock or that does not adversely affect the rights under this Certificate of Designation of any such holder.


            6. Certain Transactions. The Company shall not enter into any
               --------------------
transaction that would give rise to the redemption rights set forth in paragraph 5 hereof, unless the execution, delivery and performance of the agreements relating to such transaction, and compliance with paragraph 5 in connection therewith, will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound.


            7. Merger, Consolidation and Sale of Assets. Except for transactions
               ----------------------------------------
which pursuant to paragraph 5 would result in the automatic conversion of the Preferred Stock into Common Stock, without the vote or consent of the holders of a majority of the then outstanding shares of Preferred Stock, the Company may not consolidate or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its assets to, any person unless, if the Company is not the resulting entity, the Preferred Stock is converted into or exchanged for and becomes shares of such resulting entity, having in respect of such resulting entity the same (or more favorable) powers, preferences and relative, participating, optional or other special rights thereof that the Preferred Stock had immediately prior to such transaction. The resulting entity of such transaction shall thereafter be deemed to be the "Company" for all purposes of this Certificate of Designation.


            8. Reports. The Company will, within three Business Days after their
               -------
filing with the Commission, deliver to the holders of the Preferred Stock all documents filed by it with the Commission pursuant to the Securities Act or the Exchange Act, including exhibits thereto. The Company will also deliver to such holders: (a) promptly upon receipt thereof, copies of all final reports submitted to the Company or any of its subsidiaries by independent certified public accountants in connection with each annual, interim or (but only if the holders of the Preferred Stock are then entitled under this Certificate of Designation to elect as a class a member of the Company's Board of Directors) special audit of the books of the Company made by such accountants, including, without limitation, any final comment letter submitted by such accountants to management in connection with their annual audit; and (b) promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent or made available generally by the Company to its security holders in their capacity as such or by any subsidiary of the Company to the Company's security holders.


            9. Amendment. This Certificate of Designation shall not be amended,
               ---------
either directly or indirectly, or through merger or consolidation with another entity, in any manner that would alter or change the powers, preferences or special rights of the Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority or more of the outstanding Preferred Stock, voting separately as a class.


            10. Exclusion of Other Rights. Except as may otherwise be required
                -------------------------
by law, the shares of Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this resolution (as such resolution may be amended from time to time) and in the Certificate of Incorporation. The shares of Preferred Stock shall have no preemptive or subscription rights.


            11. Headings of Subdivisions.  The headings of the various
                ------------------------
subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

            12. Severability of Provisions. If any voting powers, preferences
                --------------------------
and relative, participating, optional and other special rights of the Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as such resolution may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Preferred Stock and qualifications, limitations and restrictions thereof set forth in this resolution (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.


            13. Re-issuance of Preferred Stock. Shares of Preferred Stock that
                ------------------------------
have been issued and reacquired in any manner, including shares purchased or redeemed or exchanged or converted, shall (upon compliance with any applicable provisions of the laws of Delaware) have the status of authorized but unissued shares of preferred stock of the Company undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of preferred stock of the Company, provided that any issuance of such shares as Preferred Stock must be in compliance with the terms hereof.


            14. Mutilated or Missing Preferred Stock Certificates. If any of the
                -------------------------------------------------
Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Preferred Stock certificate, or in lieu of and substitution for the Preferred Stock certificate lost, stolen or destroyed, a new Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Preferred Stock certificate and indemnity, if requested, satisfactory to the Company and the Transfer Agent (if other than the Company).

            15.         Certain Definitions.  As used in this Certificate of
                        -------------------
Designation, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:


      "Affiliate" shall have the meaning attributed thereto under Rule 12b-2 under the Securities Exchange Act of 1934, as amended.

      "Business Day" means any day except a Saturday, a Sunday, or any day on which banking institutions in New York, New York are required or authorized by law or other governmental action to be closed.

      "Commission" means the Securities and Exchange Commission.

      "Common Stock" means the Common Stock, par value $.01 per share, of the Company as presently constituted.

      "Conversion Price" shall initially mean $25.00 per share and thereafter shall be subject to adjustment from time to time pursuant to the terms of paragraph 3 hereof.

      "Exchange Act" means the Securities Exchange Act of 1934, as amended.

      "Extraordinary Dividend" means (i) all dividends and other distributions made on, (whether payable in cash, securities or other property), optional redemptions of, and tender offers for, the capital stock of the Company (collectively, "Dividend Transactions") made within the preceding 12 months, the aggregate fair market value of which (when added to the amount of any repurchases of capital stock of the Company made during such 12-month period) exceeds 5% of the Company's market capitalization (being the product of the then-current market price per share of the Common Stock (determined as provided below) times the aggregate number of shares of Common Stock then outstanding) and (ii) repurchases of capital stock of the Company made within the preceding 12 months (but before the 15th anniversary of the date of issuance of the Company's Perpetual Convertible Preferred Stock, Series A), the aggregate fair market value of which (when added to the amount of any Dividend Transactions made during such 12-month period) exceeds the following percentages of the Company's market capitalization: 5% during the first five years after the date of issuance of the Company's Perpetual Convertible Preferred Stock, Series A, 7.5% during the second five years after the date of issuance of the Company's Perpetual Convertible Preferred Stock, Series A and 10% during the third five years after the date of issuance of the Company's Perpetual Convertible Preferred Stock, Series A. The current market price per share of Common Stock on any day shall be deemed to be the average of the closing prices of the Common Stock on the principal securities exchange on which the Common Stock is then traded for the 20 consecutive Trading Days ending the day before the day in question.

      "Person" means any individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any Agency or political subdivision thereof or any other entity.

      "Preferred Stock Issue Date" means the date on which the Preferred Stock is originally issued by the Company under this Certificate of Designation.

      "Series D Preferred" or "Series D Preferred Stock" shall mean the Perpetual Convertible Preferred Stock, Series D, par value $.01 per share, of the Corporation.

      "Trading Day" means any day on which the New York Stock Exchange or other applicable stock exchange or market is open for business.

      "Transfer Agent" shall be American Stock Transfer Company unless and until a successor is selected by the Company.

             IN WITNESS WHEREOF, the Company has caused this certificate to be duly executed by Bradley S. Jacobs, Chairman and Chief Executive Officer of the Company and attested by Michael J. Nolan, Assistant Secretary of the Company, this September 28, 2001.

                              UNITED RENTALS,  INC.



                                    By:  /s/ Bradley S. Jacobs
                                        --------------------------
                                    Name:    Bradley S. Jacobs
                                    Title:   Chairman and Chief Executive
                                    Officer



ATTEST:



By:   /s/ Michael J. Nolan
      ---------------------------
      Name:   Michael J. Nolan
      Title:  Assistant Secretary